EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Zerify, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form 1-A/A, Amendment Four, Tier II (Registration number 024-12026) of our report dated April 14, 2022, relating to the consolidated financial statements of Zerify, Inc. as of  December 31, 2021 and 2020, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Zerify, Inc.’s ability to continue as a going concern).  We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, PA

Los Angeles, California

December 2, 2022